William N. Shiebler
                              Senior Managing Director

                              PUTNAM MUTUAL FUNDS
                              President
                              One Post Office Square
                              Boston, Massachusetts 02109

  PUTNAM LOGO

  Dear Investment Colleague:

  Proxy ballots were recently mailed to shareholders of PUTNAM
  EQUITY INCOME FUND asking them to vote on the following proposals:

     o    Electing trustees for the fund.

     o    Ratifying the selection of Coopers and Lybrand L.L.P.
          as the independent auditors of the fund for the current fiscal year.

     o Approving a new management contract between the fund and Putnam Management that includes an increase in the management fee payable by the fund.

     o Approving a number of changes to the fund's fundamental investment restrictions, including the elimination of certain of these restrictions. The purpose of these proposed changes is to increase the fund's investment flexibility and to bring the fund's policies more in line with those of many other Putnam funds.

  A fee increase is proposed only after a great deal of thought and analysis on the part of the Trustees. For several years the Trustees have carefully studied the management fees, investment performance, and expense ratios of each of the Putnam funds and also of major competing funds. This comprehensive review resulted in recommendations for fee increases for some funds and decreases for others. The new management fee for Putnam Equity Income Fund will result in an increase of $0.04 in annual expenses for each $100 invested. The Trustees believe that this increase is fair and reasonable when compared with the fees paid to other high-quality fund managers. Please encourage your clients to support the Trustees' recommendations.

  Please discuss these issues with your clients and encourage them to vote. Should you have any questions, or if you would like a copy of the proxy package, please call Putnam Broker
  Operations at 1-800-354-2228.

  Sincerely,

  William N. Shiebler